Exhibit 99.1

Eton Pharmaceuticals Announces U.S. Commercial Availability of IMPAVIDO® (miltefosine) Capsules

●	Eton Pharmaceuticals now holds exclusive commercialization rights for IMPAVIDO in the United States
●	Eton has integrated full Eton Cares® patient support, including $0 co-pay for eligible commercially insured patients and expanded patient assistance programs
●	Centralized distribution through Anovo Specialty Pharmacy is designed to simplify access and therapy initiation for outpatient prescribing, inpatient consignment, and urgent access coordination

DEER PARK, Ill., Sept. 28, 2026 (GLOBE NEWSWIRE) -- Eton Pharmaceuticals, Inc (“Eton” or “the Company”) (Nasdaq: ETON), an innovative pharmaceutical company focused on developing and commercializing treatments for rare diseases, today announced that the Company has launched IMPAVIDO® (miltefosine) capsules.

“We are excited to be relaunching IMPAVIDO and making Eton Cares available to all patients. By bringing IMPAVIDO into Eton's rare disease commercial infrastructure, we can pair this important therapy with high-touch services designed to help support healthcare providers and expand access for patients. We believe this comprehensive approach will help ensure that patients who need IMPAVIDO can access and initiate treatment without unnecessary delays. We are also working to expand hospital on-site availability across the United States through our consignment inventory stocking program,” said Sean Brynjelsen, CEO of Eton Pharmaceuticals.

Clinicians seeking to prescribe IMPAVIDO can e-prescribe by selecting Anovo #5 (Memphis) or fax a patient referral form to 855-813-2039. Patients with questions regarding their prescription or healthcare providers can call Anovo at the dedicated IMPAVIDO line 877-469-4078.

Hospital pharmacies seeking IMPAVIDO for inpatient use may contact Anovo Specialty Pharmacy to establish access through the hospital network.

For urgent or time-sensitive patient needs, Anovo will coordinate an emergency access pathway with treating clinicians, CDC representatives, and hospital pharmacies. The pathway is designed to evaluate the fastest available source of product and delivery option based on the patient’s need-by time and the treating institution’s location.

Additional product details can be found on the product website, www.impavidous.com.

Important Safety Information for IMPAVIDO

INDICATION

IMPAVIDO® (miltefosine) is an antileishmanial drug indicated in adults and adolescents ≥12 years of age weighing ≥30 kg (66 lbs) for treatment of:

• Visceral leishmaniasis due to Leishmania donovani.
• Cutaneous leishmaniasis due to Leishmania braziliensis, Leishmania guyanensis, and Leishmania panamensis.
• Mucosal leishmaniasis due to Leishmania braziliensis.

Limitations of Use: Leishmania species evaluated in clinical trials were based on epidemiologic data. There may be geographic variation in the response of the same Leishmania species to IMPAVIDO. The efficacy of IMPAVIDO in the treatment of other Leishmania species has not been evaluated.

IMPORTANT SAFETY INFORMATION

Contraindications

IMPAVIDO is contraindicated in pregnancy because it may cause fetal harm; in patients with Sjögren-Larsson syndrome; and in patients with hypersensitivity to miltefosine or any component of the formulation.

Warnings and Precautions

Embryo-Fetal Toxicity: IMPAVIDO may cause fetal harm when administered during pregnancy. Obtain a pregnancy test before initiating therapy in females of reproductive potential. Advise females of reproductive potential to use effective contraception during treatment and for 5 months after completion of therapy. If vomiting or diarrhea occurs during treatment, oral contraceptive effectiveness may be reduced; advise use of an additional non-hormonal contraceptive method.

Reproductive Effects: Miltefosine caused impaired fertility in animal studies. The potential effects on human fertility have not been adequately evaluated.

Renal Effects: Monitor serum creatinine during treatment and for 4 weeks after completion of therapy.

Hepatic Effects: Monitor liver transaminases and bilirubin during treatment.

Gastrointestinal Effects: Vomiting and diarrhea are common and may result in dehydration. Encourage adequate fluid intake during treatment.

Thrombocytopenia: Monitor platelet counts during therapy in patients treated for visceral leishmaniasis.

Stevens-Johnson Syndrome: Stevens-Johnson syndrome has been reported. Discontinue IMPAVIDO if an exfoliative or bullous rash develops.

Adverse Reactions

The most common adverse reactions (≥2%) are nausea, vomiting, diarrhea, headache, decreased appetite, dizziness, abdominal pain, pruritus, somnolence, elevated transaminases, and elevated serum creatinine.

To report a suspected adverse event related to IMPAVIDO, contact Eton Pharmaceuticals, Inc. at 1-855-224-0233 or the U.S. Food and Drug Administration (FDA) at www.fda.gov/MedWatch or call 1-800-FDA-1088.

Please see Full Prescribing Information, including Boxed Warning regarding Embryo-Fetal Toxicity.

About Eton Pharmaceuticals

Eton is an innovative pharmaceutical company focused on developing and commercializing treatments for rare diseases. The Company currently has eleven commercial rare disease products: KHINDIVI® (hydrocortisone), INCRELEX® (mecasermin), ALKINDI SPRINKLE® (hydrocortisone), DESMODA™ (desmopressin acetate), GALZIN® (zinc acetate), HEMANGEOL® (propranolol hydrochloride), PKU GOLIKE®, IMPAVIDO® (miltefosine), Carglumic Acid, Betaine Anhydrous, and Nitisinone. The Company has five additional product candidates in late-stage development: AMGLIDIA® (glyburide), ASN-001, ET-700, ET-800, and ZENEO® hydrocortisone autoinjector. For more information, please visit our website at www.etonpharma.com.

Investor Relations:
Lisa M. Wilson, In-Site Communications, Inc.
T: 212-452-2793
E: lwilson@insitecony.com